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                                                                       Exhibit 5
                                                                       ---------



                                  May 16, 1997



Avant! Corporation
1208 East Arques Avenue
Sunnyvale, CA  94086



                  Re:      Avant! Corporation (the "Company")
                           Registration Statement for
                           an aggregate of 1,272,083 Shares of Common Stock



Ladies and Gentlemen:

                  We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of the (1) 1,249,520 shares of Common Stock available for issuance under the Company's 1995 Stock Option/Stock Issuance Plan and (ii) 22,563 shares of Common Stock available for issuance upon the Company's assumption of the options granted under the Compensatory Agreements for Ta-Yung Liu and Shi-Zheng Lin. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1995 Stock Option/Stock Issuance Plan and the Compensatory Agreements for Ta-Yung Liu and Shi-Zheng Lin and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,


                                    /s/ Gunderson Dettmer Stough Villeneuve
                                        Franklin & Hachigian, LLP

                                    Gunderson Dettmer Stough Villeneuve
                                    Franklin & Hachigian, LLP